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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                         (Amendment No. _____________)*




                             NACCO INDUSTRIES INC.
        -------------------------------------------------------------
                                (Name of Issuer)

                 Class A Common Stock, par value $1.00 per share
        -------------------------------------------------------------
                         (Title of Class of Securities)

                                   62957910
        -------------------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement /x/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                              Page 1 of __ pages

CUSIP No.       62957910                                    13G                           Page   2   of   9   Pages
             ----------------------                                                            -----    -----
---------------------------------------------------------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    BAT Industries p.l.c

---------------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                          (a) / /

                                                                                                                      (b) / /

---------------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY




---------------------------------------------------------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION


                    England

---------------------------------------------------------------------------------------------------------------------------------
                             5      SOLE VOTING POWER
        NUMBER OF
          SHARES                            -0-
  BENEFICIALLY OWNED BY
           EACH              ----------------------------------------------------------------------------------------------------
        REPORTING            6      SHARED VOTING POWER
          PERSON
           WITH                             489,400

                             ----------------------------------------------------------------------------------------------------
                             7      SOLE DISPOSITIVE POWER

                                            -0-


                             ----------------------------------------------------------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                            489,400

---------------------------------------------------------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    489,400


---------------------------------------------------------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                          / /

                    N.A.



---------------------------------------------------------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    5.46%

---------------------------------------------------------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

                    HC
---------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





                               Page 2 of __ pages

CUSIP No.       62957910                                    13G                           Page   3   of   9   Pages
             ----------------------                                                            -----    -----
---------------------------------------------------------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Farmers Group, Inc.

---------------------------------------------------------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                           (a) / /


                                                                                                                      (b) / /

---------------------------------------------------------------------------------------------------------------------------------
    3     SEC USE ONLY




---------------------------------------------------------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION


                  Nevada

---------------------------------------------------------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
       NUMBER OF
         SHARES                            -0-
 BENEFICIALLY OWNED BY
          EACH              -----------------------------------------------------------------------------------------------------
        REPORTING           6     SHARED VOTING POWER
         PERSON
          WITH                             489,400

                            -----------------------------------------------------------------------------------------------------
                            7     SOLE DISPOSITIVE POWER

                                           -0-


                            -----------------------------------------------------------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                           489,400

---------------------------------------------------------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  489,400


---------------------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                           / /

                  N.A.



---------------------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  5.46%


---------------------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                  IC
---------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





                               Page 3 of __ pages

                                                               Page 4 of 9 Pages

Item 1 (a).                       Name of Issuer:

                                  NACCO INDUSTRIES INC.

Item 1 (b).                       Address of Issuer's Principal Executive
                                  Office:

                                  5875 Landerbrook Drive
                                  Mayfield Heights, OH 44124-4017

Item 2(a).                        Name of Person Filing:


                                  BAT Industries p.l.c, an English corporation
                                  ("BAT"), and Farmers Group, Inc. ("Farmers"), a Nevada corporation; Farmers is the beneficial owner of the Issuer's securities identified in Item 2(d) below through various subsidiaries of Farmers, by insurance exchanges for which Farmers acts as attorney-in-fact or by benefit plans for employees of Farmers and its subsidiaries for which Farmers has investment discretion. No such entity beneficially owns in excess of 5% of the class of shares in respect of which this report is being made; and BAT may be deemed to be the indirect beneficial owner of such securities by indirectly owning 100% of the issued and outstanding shares of Farmers through BAT's wholly-owned subsidiary, South Western Nominees Limited. The filing of this statement by BAT shall not be construed as an admission that BAT is, for the purposes of
                                  Section 13(d) or 13(g) of the Act or under the laws or regulations of the United Kingdom, the beneficial owner of any securities covered by this statement.

Item 2(b). Address of Principal Business Office or, if none, Residence:

                                  BAT Industries p.l.c
                                  Windsor House
                                  50 Victoria Street
                                  London SW1H ONL
                                  England

                                  Farmers Group, Inc.
                                  4680 Wilshire Boulevard
                                  Los Angeles, California 90010
                                  USA

Item 2(c).                        Citizenship:

                                  BAT Industries p.l.c              - England
                                  Farmers Group, Inc.               - Nevada





                               Page 4 of __ pages

                                                        Page 5 of 9 Pages



Item 2(d).         Title of Class of Securities:

                   Class A Common Stock, par value $1.00 per share

Item 2(e).         CUSIP Number:  62957910

Item 3. This statement is filed pursuant to Rule 13d-1(b) by BAT, a Parent Holding Company, in accordance with subsection 240.13d-1(b)(1)(ii)(G), and by Farmers Group, Inc., an Insurance Company incorporated under the laws of Nevada.

Item 4.            Ownership:

                   (a)      Amount Beneficially Owned:

                                    489,400

                            The shares being reported were
                            acquired by various subsidiaries of
                            Farmers Group, Inc. by insurance
                            exchanges for which Farmers Group,
                            Inc., acts as attorney-in-fact or by
                            benefit plans for employees of
                            Farmers Group, Inc. and its
                            subsidiaries for which Farmers Group,
                            Inc. has investment discretion. No
                            such entity beneficially owns in
                            excess of 5% of the class of shares
                            in respect of which this report is
                            being made.

                   (b)      Percent of Class:

                                    5.46%

                   (c)      Number of shares as to which person
                            has:

                            (i)     sole voting power:                  -0-
                            (ii)    shared voting power:                489,400
                            (iii)   sole disposition power:             -0-
                            (iv)    shared disposition power:           489,400

Item 5.            Ownership of Five Percent or Less of a Class:

                   Not Applicable.





Item 6.            Ownership of More than Five Percent on Behalf of
                   Another Person:





                               Page 5 of __ pages

                                                               Page 6 of 9 Pages

                          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                          See Exhibit I.

Item 8.                   Identification and Classification of Members of the
                          Group:

                          Not Applicable.

Item 9.                   Notice of Dissolution of the Group:

                          Not Applicable.

Item 10.                  Certification:

                          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.





                               Page 6 of __ pages

                                                               Page 7 of 9 Pages



                                   SIGNATURES


                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    BAT Industries p.l.c


Dated February 6, 1996              By: /s/ ANTHONY ROBERT HOLLIMAN
                                       --------------------------------------
                                       Name:  Anthony Robert Holliman
                                       Title:  Assistant Corporate Secretary





                               Page 7 of __ pages

                                                               Page 8 of 9 Pages




                                   SIGNATURES


                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    FARMERS GROUP, Inc.


Dated February 6, 1996              By: /s/ MARYANN SELTZER
                                       -------------------------------------
                                       Name:  Maryann Seltzer
                                       Title:  Corporate Secretary





                               Page 8 of __ pages

                                                               Page 9 of 9 Pages

                                   Exhibit I



This Statement is filed pursuant to Rule 13d-1(b) by BAT Industries p.l.c, a Parent Holding Company, in accordance with subsection 240.13d-1(b)(1)(ii)(G), with respect to securities held by Farmers Group, Inc., an Insurance Company incorporated under the laws of Nevada.





                               Page 9 of __ pages